Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                             Contact: Paul Knopick

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ITRONICS REPORTS 47 PERCENT INCREASE IN GOLD’n GRO FERTILIZER DIVISION FOURTH QUARTER SALES; INCREASE OF 39 PERCENT IN 2006

-- Sales Could Double in 2007 to $4 Million --

RENO, Nevada, January 16, 2007 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that fourth quarter 2006 GOLD'n GRO fertilizer division sales by its subsidiary, Itronics Metallurgical, Inc., were $424,000, up 47 percent compared to $289,000 in the comparable quarter last year. Fourth quarter GOLD'n GRO liquid fertilizer sales were $264,000, up 14 percent. Fourth quarter silver sales climbed 235 percent to $121,000. Fourth quarter photoservice sales were $39,600, up 81 percent. Itronics will report complete financial results in its 2006 Form 10-KSB which is due to be filed by March 31, 2007.

"Itronics expects to report a positive gross profit for the GOLD’n GRO fertilizer segment for the full year 2006, an historical first for our Company," said Dr. John Whitney, Itronics President. "Our fertilizer division sales for the full year were $1.818 million, up 39 percent from the previous year, while GOLD'n GRO liquid fertilizer sales were up 27 percent to $1.31 million and silver sales increased 177 percent to $408,000. Our Photoservice sales were $100,000 compared to $124,000, a 22 percent increase over 2005 service revenues after adjusting for $42,000 in one time distillation machine sales last year."

"GOLD’n GRO liquid fertilizer sales increased due to increased prices and a shift in product mix, with an increase in sales of the chelated micronutrient metal products which have higher unit values than the GOLD’n GRO multinutrient blends," said Dr. Whitney. "Sales of the GOLD’n GRO chelated micronutrient metal products are expected to increase again in 2007 based on a continuing shift in the mix of products being sold. The Company is anticipating that sales of two new chelated metal products, GOLD’n GRO 11-0-0+5% Calcium and GOLD’n GRO 8-0-0+3% Magnesium will begin to contribute to sales in 2007."

"The two new photoservice contracts signed in September and October 2006 are now generating services income and increased volumes of silver bearing photoliquids for processing and subsequent use in GOLD’n GRO liquid fertilizers," said Dr. Whitney. "These new photoservice contracts are expected to produce up to a three times increase in photoservice revenues and a doubling in silver sales in 2007."

In summary, Itronics expects that total sales could double in 2007 to about $4 million. This continued sales growth is expected to improve profitability in 2007.

During the fourth quarter two important facility expansion projects were completed. The Company completed installation of the foundation and containment for the new tank truck load out module designed to contain three 11,500 gallon tanks for an installed capacity of 50,000 gallons. This is enough capacity to fill 10 tank trucks. When complete the Company will have tripled its tank truck loading capacity. The Company is working to acquire the necessary funding to complete this installation early in the second quarter.

The Company completed installation of an air purification system for the refinery that will make it possible to double silver output again in 2007.

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1-16-07 Itronics Inc Press Release, "Reports 47 % Increase Fourth Quarter Sales; 39 % In 2006…."

During the fourth quarter development work continued on two important expansion projects. A stable formulation of the GOLD’n GRO Guardian deer repellent fertilizer was completed. This makes it possible to start the multi-step U.S. Environmental Protection Agency registration process. The Company’s business goal is to have U.S. EPA registration completed in a year so that sales can begin in the first quarter of 2008.

Development work on the new iron-zinc-silver concentrate leaching process continued. The process will consist of two steps: (1) iron-zinc metal removal, and (2) sulfur removal. Both steps have now been demonstrated in the laboratory and work to define pilot plant operating parameters is on-going. The process produces an iron-zinc base liquid and a sulfur-bearing base liquid for use in manufacturing GOLD’n GRO liquid chelated micronutrient metal fertilizers. Production of these new base liquids will stabilize the cost of these raw materials. The process is also expected to cut silver refining costs in half, while doubling throughput capacity. The Company’s goal is to establish pilot plant operations in 2007 that will lead to commercial scale operation in 2008. This development path is expected to make it possible to double silver output again in 2008.

"The fourth quarter and full year sales increases and continuation and completion of on-going expansion projects demonstrate that our eight-part long term growth plan, announced in June 2005, is being successfully implemented," said Dr. Whitney.

About Itronics

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a "Beneficial Use Photochemical, Silver, and Water Recycling" facility that extracts more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and converts the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the GOLD'n GRO trademark, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com ..

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Environmental Technology" company and a world leader in photochemical recycling. The company also provides project planning and technical services to the gold mining industry and operates the global Gold Producing Stocks web site http://www.insidemetals.com . Itronics has received numerous prestigious domestic and international environmental awards that recognize its ability to successfully create and implement new recycling and fertilizer technologies.

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("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)